CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 94 to Registration Statement No. 033-57986 of Carillon Series Trust on Form N-1A of our report dated August 28, 2017, relating to the financial statements and financial highlights of Scout International Fund, Scout Mid Cap Fund, Scout Small Cap Fund, Scout Core Bond Fund, Scout Core Plus Bond Fund, and Scout Unconstrained Bond Fund, each a series of Scout Funds, appearing in the Annual Report on Form N-CSR of Scout Funds for the year ended June 30, 2017, and to the references to us on the cover page of the Statement of Additional Information and under the heading "Financial Highlights" in the Prospectus, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri
February 27, 2018